                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 5)

                              CAMDEN PROPERTY TRUST
                              ---------------------
                                (NAME OF ISSUER)


                                  COMMON STOCK
                                  ------------
                         (TITLE OF CLASS OF SECURITIES)


                                    133131102
                                    ---------
                                 (CUSIP NUMBER)




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CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

/X/      RULE 13d-1(b)

/ /      RULE 13d-1(c)

/ /      RULE 13d-1(d)




                                PAGE 1 OF 8 PAGES

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  1       NAME OF REPORTING PERSON:
          LaSalle Investment Management, Inc.

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          36-4160747

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  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   /X/
                                                                       (b)   / /
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  3       SEC USE ONLY

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  4       CITIZENSHIP OR PLACE OF ORGANIZATION


          Maryland
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              157,144

                         -------------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              0
      OWNED BY
        EACH             -------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON WITH
                              157,144

                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              342,766

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          499,910

--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Excludes shares beneficially owned by LaSalle Investment Management (Securities), L.P.
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.31%

--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          IA


--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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  1       NAME OF REPORTING PERSON:
          LaSalle Investment Management (Securities), L.P.

          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          36-3991973

--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)   /X/
                                                                       (b)   / /
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION


          Maryland
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              178,514

                       ---------------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              2,950,305
      OWNED BY
        EACH           ---------------------------------------------------------
      REPORTING          7    SOLE DISPOSITIVE POWER
     PERSON WITH
                              147,414

                       ---------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              3,072,814

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,220,228

--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          Excludes shares beneficially owned by LaSalle Investment Management, Inc.
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.42%

--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          IA

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

         (a)      Name of Issuer

                  Camden Property Trust

         (b)      Address of Issuer's Principal Executive Offices

                  3 Greenway Plaza, Suite 1300
                  Houston, TX  77046

ITEM 2.

       LaSalle Investment Management, Inc. provides the following information:

         (a)      Name of Person Filing

                  LaSalle Investment Management, Inc.

         (b)      Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois  60601


         (c)      Citizenship

                  Maryland

          (d)      Title of Class of Securities

                  Common Stock, $.01 par value per share

         (e)      CUSIP Number

                  411465107

         LaSalle Investment Management (Securities), L.P. provides the following information:

         (a)      Name of Person Filing

                  LaSalle Investment Management (Securities), L.P.

         (b)      Address of Principal Business Office or, if none, Residence

                  200 East Randolph Drive
                  Chicago, Illinois  60601


         (c)      Citizenship

                  Maryland

         (d)      Title of Class of Securities

                  Common Stock, $.01 par value per share

         (e)      CUSIP Number

                  94856P102

ITEM 3.* IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

         (a) / / Broker or Dealer registered under Section 15 of the Act

         (b) / / Bank as defined in Section 3(a)(6) of the Act

         (c) / / Insurance Company as defined in Section 3(a)(19) of the Act

         (d) / / Investment Company registered under Section 8 of the Investment Company Act

         (e) /X/ Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

         (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

         (g) / / Parent Holding Company, in accordance with
                 Section 240.13d-1(b)(ii) (G) (Note: See Item 7)

         (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

         (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

         (j) / / Group, in accordance with Section 240.13d-1(b)-1(ii)(J)

         * This response is provided on behalf of LaSalle Investment Management, Inc. and LaSalle Investment Management (Securities), L.P., each an investment adviser under Section 203 of the Investment Advisers Act of 1940.

ITEM 4.  OWNERSHIP

       If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

       LaSalle Investment Management, Inc. provides the following information:

         (a)      Amount Beneficially Owned

                  499,910


         (b)      Percent of Class

                  1.31%

         (c)      Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote

                         157,144

                  (ii)   shared power to vote or to direct the vote

                         0

                  (iii)  sole power to dispose or to direct the disposition of

                         157,144

                  (iv)   shared power to dispose or to direct the disposition of

                         342,766

       LaSalle Investment Management (Securities), L.P. provides the following information:

         (a)      Amount Beneficially Owned

                  3,220,228


         (b)      Percent of Class

                  8.42%

         (c)      Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote

                         178,514

                  (ii)   shared power to vote or to direct the vote

                         2,950,305

                  (iii)  sole power to dispose or to direct the disposition of

                         147,414

                  (iv)   shared power to dispose or to direct the disposition of

                         3,072,814

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         The two members of the Group are: LaSalle Investment Management, Inc. ("LaSalle") and LaSalle Investment Management (Securities), L.P. ("LIMS").

         LIMS is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is LaSalle Investment Management (Securities), Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and LIMS, each registered investment advisers, have different advisory clients.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.


ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         The parties agree that this statement is filed on behalf of each of them.


Dated:   February 9, 2001

                                             LASALLE INVESTMENT
                                             MANAGEMENT, INC.


                                             By: /s/ DENISE R. ORGANT
                                                --------------------------------
                                             Name:    Denise R. Organt
                                             Title:   Vice President


                                             LASALLE INVESTMENT
                                             MANAGEMENT
                                             (SECURITIES), L.P.


                                             By: /s/ DENISE R. ORGANT
                                                --------------------------------
                                             Name:    Denise R. Organt
                                             Title:   Vice President